EXHIBIT 5.1

March 29, 2011
22nd Century Group, Inc.
8201 Main Street, Suite 6
Williamsville, New York 14221

Ladies and Gentlemen:

        We have acted as counsel to 22nd Century Group, Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about March 25, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to 4,250,000 shares (the “Shares”) of the Company’s common stock, $.0001 par value, to be issued under the 22nd Century Group, Inc. 2010 Equity Term Incentive Plan (the “Plan”).

        In connection with the opinions set forth in this letter, we have (1) examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of documents, corporate records and other instruments, (2) made such inquiries as to questions of fact of officers and representatives of the Company and the proceedings relating to and actions taken by the Company in connection with the adoption of the Plan, and (3) made such examination of law, as we have deemed necessary or appropriate for the purpose of giving the opinions expressed herein. We do not express any opinion concerning any law other than the General Corporation Law of the State of Nevada and the federal law of the United States of America.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid, and non-assessable.

        We hereby consent to be named in the Registration Statement as the attorneys who have passed upon the legality of the Shares being offered thereby, and to the filing of this opinion as an exhibit to the Registration Statement.

        This letter is given without any regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you of any such change on the opinion set forth in this letter.

Very truly yours,
/s/ HODGSON RUSS LLP